Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb. 2, 2017

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Fourth-Quarter Financial Results
Targets Annual Distribution Growth of 8% for 2017 and 2018
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $213.3 million for fourth quarter 2016 compared to $207.1 million for fourth quarter 2015 driven by record quarterly results for the partnership’s crude oil and marine storage segments.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was a record $277.2 million for fourth quarter 2016 compared to $256.9 million for fourth quarter 2015.
Diluted net income per limited partner unit was 93 cents in fourth quarter 2016 and 91 cents in fourth quarter 2015. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of $1.04 for fourth quarter 2016 was higher than the 91-cent guidance provided by management in early November primarily due to continued strong performance from the partnership’s fee-based activities, including higher-than-expected earnings from the BridgeTex pipeline and lower operating costs.
“Magellan finished 2016 on a strong note, generating record quarterly and annual distributable cash flow, increasing annual cash distributions to our investors by 10% and maintaining our solid, investment-grade balance sheet,” said Michael Mears, chief executive officer. “We expect the favorable momentum of 2016 to continue with another record year projected for 2017 as we benefit from recent expansion projects and continued strong demand within all of our business segments.”
An analysis by segment comparing fourth quarter 2016 to fourth quarter 2015 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $191.1 million, a decrease of $12.7 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Otherwise, financial results from this segment’s fee-based activities were relatively flat between periods.

Transportation and terminals revenue increased $11.1 million between periods primarily due to operating results from the partnership’s Little Rock pipeline that commenced commercial operations in July 2016, 3% higher shipments from other segments of the partnership’s pipeline system driven by stronger demand for gasoline and aviation fuel and slightly higher average tariffs from the partnership’s mid-2016 tariff adjustment, which resulted in a 2% average increase over all the partnership’s markets.
Operating expenses increased $11.3 million primarily due to higher accruals related to pipeline releases occurring during the fourth quarter of 2016, incremental costs associated with operation of the Little Rock pipeline and less favorable product overages in the current period (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $12.3 million between periods due to unrealized losses recognized in fourth quarter 2016 on futures contracts used to economically hedge the partnership’s commodity-related activities compared to unrealized gains during fourth quarter 2015. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, declined slightly between periods due to lower hedged margins for the partnership’s butane blending activities compared to the previous year, primarily offset by increased sales volumes attributable to additional blending opportunities in 2016.
Crude oil. Crude oil operating margin was $111.7 million, an increase of $16.5 million and a quarterly record for this segment. Transportation and terminals revenue increased primarily due to additional leased storage contracts at Magellan’s East Houston, Texas terminal. Lower shipments mainly on the partnership’s Houston distribution system were more than offset by higher average rates in part resulting from deficiency revenue for volume committed but not moved.
Earnings of non-controlled entities increased $10.9 million due to contributions from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan and began operations in Sept. 2016, and improved earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan, resulting from higher transportation volumes and recognition of deficiency revenue for volume committed but not moved.
Operating expenses declined slightly as costs related to incremental headcount to support the crude oil segment were more than offset by lower integrity spending primarily related to timing of tank maintenance work in the current period and more favorable product overages (which reduce operating expenses).
Marine storage. Marine storage operating margin was $35.1 million, an increase of $5.9 million and a quarterly record for this segment. Revenue increased due to higher average rates from contract renewals and escalations, new storage tanks at the partnership’s Corpus Christi, Texas facility as well as overall increased customer activity in the current period. Operating expenses decreased slightly due to lower environmental accruals for remediation sites.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, whereas G&A expense decreased primarily due to lower payout estimates for the partnership’s equity-based incentive compensation plan and annual bonus accruals. Other income was favorable between periods related to more favorable non-cash MTM adjustments for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to additional borrowings to finance expansion capital spending, partially offset by more interest capitalized for construction projects in the current period. As of Dec. 31, 2016, the partnership had $4.1 billion of debt outstanding, including $50.0 million outstanding under its commercial paper program, and $14.7 million of cash on hand.

Annual results
For the year ended Dec. 31, 2016, net income was $802.8 million compared to $819.1 million in 2015 primarily related to MTM adjustments and overall lower margins for the partnership’s commodity-related activities. Otherwise, Magellan’s fee-based activities increased between years primarily due to higher refined products and crude oil pipeline tariffs and contributions from recently-completed growth projects such as the Little Rock and Saddlehorn pipelines. Full-year diluted net income per limited partner unit was $3.52 in 2016 and $3.59 in 2015. Annual DCF was a record $947.5 million in 2016, or 1.25 times the amount needed to pay distributions related to 2016, compared to $942.9 million in 2015.

Expansion capital projects
Magellan remains focused on expansion opportunities, spending a record $736 million on organic growth construction projects during 2016. Based on the progress of expansion projects already underway, the partnership expects to spend $550 million in 2017 and $350 million in 2018 to complete its current slate of construction projects. These estimates include spending for recently announced projects, such as expansion of the Seabrook Logistics joint venture to construct an incremental 1.7 million barrels of storage and to connect the facility to Magellan’s Houston crude oil distribution system, expansion of the BridgeTex pipeline to 400,000 barrels per day and construction of a new pipeline segment from Magellan’s East Houston terminal to Holland Avenue to handle incremental volume.
Significant progress has been made on the partnership’s joint venture construction projects. HoustonLink is now operational, and the Powder Springs blending joint venture will commence operations during mid-February. The initial phase of Seabrook Logistics is also expected to be operational during the second quarter of 2017. Further, the Carr-to-Platteville segment of the Saddlehorn pipeline is nearing completion, with linefill expected to begin in late February. Project costs for the Saddlehorn pipeline have continued to be favorable, with Magellan’s share of the spending expected to be approximately $220 million, or $10 million lower than previous estimates.
Magellan’s Corpus Christi condensate splitter is mechanically complete, and the unit has been operating and generating products meeting market specifications. However, the sole customer, an affiliate of Trafigura, AG, has recently given notice to terminate its contract. Magellan believes this notice is in breach of the agreement and has initiated legal action. Magellan is continuing negotiations with Trafigura and has also initiated discussions with other potential customers regarding the future use of the splitter. Management believes current market conditions support the economic operation of the splitter and is optimistic that this investment will begin contributing positively to Magellan’s DCF in the future.
Magellan also continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development and acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Examples of potential construction projects include further development of the partnership’s to-be-constructed Pasadena, Texas marine terminal, additional phases of its Seabrook Logistics joint venture and expansion of its Texas refined products pipeline system, pending the results of a currently in-process open season.

Financial guidance for 2017
Management remains committed to its previously-stated goal of increasing annual cash distributions by 8% for 2017 and currently expects to generate annual DCF of $1.0 billion in 2017, resulting in 1.2 times the amount needed to pay cash distributions for 2017. Current DCF guidance assumes an average crude oil price of approximately $55 per barrel for 2017, consistent with recent futures contract pricing. Further, while the partnership fully expects to generate some level of profitability from the condensate splitter this year, initial 2017 guidance conservatively assumes no revenue generated from the splitter during the year.
Net income per limited partner unit is estimated to be $3.75 for 2017, with first-quarter guidance of 90 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Management is also targeting annual distribution growth of 8% for 2018 while maintaining distribution coverage of 1.1 to 1.2 times the amount needed to pay cash distributions for 2018. Distribution growth guidance specific to 2018 has not been provided previously.
Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing less than 15% of the partnership’s operating margin.

Earnings call details
An analyst call with management to discuss fourth-quarter results, 2017 guidance and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (800) 768-6544 and provide code 8285621. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 8. To access the replay, dial (888) 203-1112 and provide code 8285621. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store approximately 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2015 and subsequent reports on Forms 8-K and 10-Q. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2016	2015	2016
Transportation and terminals revenue	$395,646	$415,371	$1,544,746	$1,591,119
Product sales revenue	174,009	195,995	629,836	599,602
Affiliate management fee revenue	3,393	3,549	13,871	14,689
Total revenue	573,048	614,915	2,188,453	2,205,410
Costs and expenses:
Operating	129,528	137,078	525,902	529,759
Cost of product sales	131,065	165,808	447,273	493,338
Depreciation and amortization	42,632	44,005	166,812	178,142
General and administrative	40,277	36,599	151,329	147,815
Total costs and expenses	343,502	383,490	1,291,316	1,349,054
Earnings of non-controlled entities	16,830	27,153	66,483	78,696
Operating profit	246,376	258,578	963,620	935,052
Interest expense	40,886	51,614	158,895	194,187
Interest income	(283)	(335)	(1,276)	(1,402)
Interest capitalized	(5,405)	(6,232)	(14,442)	(27,375)
Gain on exchange of interest in non-controlled entity	—	—	—	(28,144)
Other (income) expense	3,539	(684)	(1,015)	(8,203)
Income before provision for income taxes	207,639	214,215	821,458	805,989
Provision for income taxes	516	924	2,336	3,218
Net income	$207,123	$213,291	$819,122	$802,771

Basic net income per limited partner unit	$0.91	$0.94	$3.60	$3.52

Diluted net income per limited partner unit	$0.91	$0.93	$3.59	$3.52

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,583	227,963	227,550	227,926

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,439	228,385	227,888	228,057

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2016	2015	2016
Refined products:
Transportation revenue per barrel shipped	$1.505	$1.538	$1.439	$1.473
Volume shipped (million barrels):
Gasoline	64.8	70.5	268.1	275.4
Distillates	40.5	40.2	152.5	150.2
Aviation fuel	5.1	6.1	21.2	25.7
Liquefied petroleum gases	0.4	0.5	9.7	10.4
Total volume shipped	110.8	117.3	451.5	461.7

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.161	$1.309	$1.118	$1.321
Volume shipped (million barrels)	52.5	47.5	209.9	187.0
Crude oil terminal average utilization (million barrels per month)	13.6	15.8	13.1	15.0
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	18.0	20.3	75.2	79.0
Saddlehorn - volume shipped (million barrels) (2)	—	4.0	—	5.2

Marine storage:
Marine terminal average utilization (million barrels per month)	24.0	24.3	24.0	23.8

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan and began operations in September 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2016	2015	2016
Refined products:
Transportation and terminals revenue	$251,349	$262,437	$974,505	$1,002,368
Affiliate management fee revenue	—	343	—	765
Less:
Operating expenses	89,507	100,794	377,772	381,055
Losses of non-controlled entities	47	616	193	968
Transportation and terminals margin	161,795	161,370	596,540	621,110

Product sales revenue(1)	169,365	189,698	623,102	561,759
Less: Cost of product sales(1)	127,320	159,980	442,621	459,989
Product margin	42,045	29,718	180,481	101,770
Operating margin	$203,840	$191,088	$777,021	$722,880

Crude oil:
Transportation and terminals revenue	$100,075	$104,656	$394,098	$407,837
Affiliate management fee revenue	3,046	2,847	12,495	12,533
Earnings of non-controlled entities	16,183	27,102	63,918	76,972
Less: Operating expenses	24,423	22,392	89,455	88,762
Transportation and terminals margin	94,881	112,213	381,056	408,580

Product sales revenue(1)	3,587	4,705	3,587	31,170
Less: Cost of product sales(1)	3,278	5,188	3,278	31,657
Product margin	309	(483)	309	(487)
Operating margin	$95,190	$111,730	$381,365	$408,093

Marine storage:
Transportation and terminals revenue	$44,222	$48,884	$176,143	$181,721
Affiliate management fee revenue	347	359	1,376	1,391
Earnings of non-controlled entities	694	667	2,758	2,692
Less: Operating expenses	16,610	15,807	62,526	65,704
Transportation and terminals margin	28,653	34,103	117,751	120,100

Product sales revenue(1)	1,057	1,592	3,147	6,673
Less: Cost of product sales(1)	467	640	1,374	1,692
Product margin	590	952	1,773	4,981
Operating margin	$29,243	$35,055	$119,524	$125,081

Segment operating margin	$328,273	$337,873	$1,277,910	$1,256,054
Add: Allocated corporate depreciation costs	1,012	1,309	3,851	4,955
Total operating margin	329,285	339,182	1,281,761	1,261,009
Less:
Depreciation and amortization expense	42,632	44,005	166,812	178,142
General and administrative expense	40,277	36,599	151,329	147,815
Total operating profit	$246,376	$258,578	$963,620	$935,052

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

(1) Includes gains (losses) on related exchange-traded futures contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2016
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$213,291	$0.94	$0.93
Unrealized derivative losses associated with future physical product sales	23,943	0.11	0.11
Excluding commodity-related adjustments*	$237,234	$1.05	$1.04

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,963
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,385

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2017
	2015	2016	2015	2016	Guidance

Net income	$207,123	$213,291	$819,122	$802,771	$855,000
Interest expense, net(1)	35,198	45,047	143,177	165,410	200,000
Depreciation and amortization	42,632	44,005	166,812	178,142	202,000
Equity-based incentive compensation (2)	9,019	4,622	6,461	4,982	3,000
Loss on sale and retirement of assets	3,493	5,793	7,871	11,190	10,000
Gain on exchange of interest in non-controlled entity(3)	—	—	—	(28,144)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (5)	(14,674)	23,943	(47,780)	21,837
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (5)	21,076	(5,600)	96,084	45,218
Lower-of-cost-or-market adjustments (6)	4,360	—	(34,316)	(2,798)
Total commodity-related adjustments	10,762	18,343	13,988	64,257	(26,000)
Cash distributions received from non-controlled entities in excess of earnings for the period	7,032	6,290	14,572	9,293	40,000
Other(4)	—	1,450	—	5,341	3,000
Adjusted EBITDA	315,259	338,841	1,172,003	1,213,242	1,287,000
Interest expense, net, excluding debt issuance cost amortization(1)	(34,352)	(44,222)	(140,464)	(162,251)	(197,000)
Maintenance capital (7)	(24,010)	(17,404)	(88,685)	(103,507)	(90,000)
Distributable cash flow	$256,897	$277,215	$942,854	$947,484	$1,000,000

(1)
For the purposes of calculating DCF, the partnership has excluded debt issuance cost amortization from interest expense of $0.8 million and $0.9 million, respectively, for the three months ended December 31, 2015 and 2016 and $2.7 million and $3.2 million, respectively, for the year ended December 31, 2015 and 2016.

(2)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the year ended December 31, 2015 and 2016 was $24.3 million and $19.4 million, respectively. However, the figures above include adjustments of $17.8 million and $14.4 million in 2015 and 2016, respectively, for minimum statutory tax withholdings the partnership paid in connection with its equity-based incentive compensation program.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(4)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(6)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(7)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.